Exhibit 99.1

NECB Earnings Press Release for 6/30/2023:

NORTHEAST COMMUNITY BANCORP, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023

White Plains, New York, July 26, 2023 – NorthEast Community Bancorp, Inc. (Nasdaq: NECB) (the “Company”), the parent holding company of NorthEast Community Bank (the “Bank”), reported net income of $11.1 million and $22.3 million, or $0.75 and $1.56 per basic and diluted common share, for the three months and six months ended June 30, 2023 compared to net income of $5.4 million and $9.0 million, or $0.35 and $0.58 per basic and diluted common share for the three months and six months ended June 30, 2022.

Kenneth A. Martinek, NorthEast Community Bancorp’s Chairman of the Board and Chief Executive Officer, stated “We are pleased to report another quarter of strong earnings due to the strong performance of our loan portfolio. Despite the continued increases in interest rates during 2023, loan demand remained strong with originations and outstanding commitments remaining robust. As has been in the past, construction lending for affordable housing units in high demand-high absorption areas continues to be our focus.”

Highlights for the three months and six months ended June 30, 2023 are as follows:

•	Net income increased by $5.7 million and $13.3 million, or 105.6% and 147.1%, for the three months and six months ended June 30, 2023 compared to the same periods in the prior year.

•	Net interest income increased by $10.5 million and $21.4 million, or 77.4% and 84.0%, for the three months and six months ended June 30, 2023 compared to the same periods in 2022.

•	Our commitments, loans-in-process, and standby letters of credit outstanding totaled $815.8 million at June 30, 2023 compared to $948.7 million at December 31, 2022.

Balance Sheet Summary

Total assets increased by $190.7 million, or 13.4%, to $1.6 billion at June 30, 2023, from $1.4 billion at December 31, 2022. The increase in assets was primarily due to an increase in net loans of $175.2 million and an increase in cash and cash equivalents of $24.6 million, partially offset by a decrease in Federal Home Loan Bank advances of $7.0 million and a decrease in bank owned life insurance of $1.1 million.

Cash and cash equivalents increased by $24.6 million, or 25.8%, to $119.9 million at June 30, 2023 from $95.3 million at December 31, 2022. The increase in cash and cash equivalents was a result of increases in deposits of $193.9 million, partially offset by a reduction in FHLB advances of $7.0 million, and stock repurchases of $14.3 million.

Equity securities increased by $102,000, or 0.6%, to $18.1 million at June 30, 2023 from $18.0 million at December 31, 2022. The increase in equity securities was attributable to market appreciation of $102,000 due to market interest rate volatility during the six months ended June 30, 2023.

Securities held-to-maturity decreased by $10.6 million, or 40.2%, to $15.8 million at June 30, 2023 from $26.4 million at December 31, 2022 due to the maturity of $10.0 million in U.S. Treasury holdings, the establishment of $135,000 in an allowance for credit losses for held-to-maturity securities, and to maturities and pay-downs of various investment securities.

The allowance for credit losses for held-to-maturity securities totaling $135,000 was established pursuant to the adoption of the current expected credit losses model (“CECL”) on held-to-maturity investment securities loss exposures. In this regard, we recognized a one-time credit of $132,000 due to the adoption of CECL at January 1, 2023 and credit loss expense totaling $3,000 during the six months ended June 30, 2023.

Loans, net of the allowance for credit losses, increased by $175.2 million, or 14.5%, to $1.4 billion at June 30, 2023 from $1.2 billion at December 31, 2022. The increase in loans, net of the allowance for credit losses, was primarily due to loan originations of $448.0 million during the six months ended June 30, 2023, consisting primarily of $405.6 million in construction loans with respect to which approximately 42.5% of the funds were disbursed at loan closings, with the remaining funds to be disbursed over the terms of the construction loans. In addition, we originated $20.9 million in commercial and industrial loans, $13.3 million in multi-family loans, and $8.2 million in mixed-use loans.

Loan originations resulted in a net increase of $168.1 million in construction loans, $7.0 million in mixed-use loans, $4.0 million in commercial and industrial loans, and $184,000 in consumer loans. The increase in our loan portfolio was partially offset by decreases in non-residential loans of $4.5 million, $409,000 in multi-family loans, and $116,000 in residential loans, coupled with normal pay-downs and principal reductions.

The allowance for credit losses related to loans decreased to $4.4 million as of June 30, 2023 from $5.5 million as of December 31, 2022. The decrease in the allowance for credit losses related to loans was due to a one-time decrease of $1.6 million due to the adoption of CECL at January 1, 2023 and charge-offs of $214,000, partially offset by provision for credit losses totaling $725,000.

Premises and equipment decreased by $417,000, or 1.6%, to $25.6 million at June 30, 2023 from $26.1 million at December 31, 2022 primarily due to depreciation of fixed assets.

Investments in Federal Home Loan Bank stock decreased by $309,000, or 25.0%, to $929,000 at June 30, 2023 from $1.2 million at December 31, 2022 due primarily to a reduction in mandatory Federal Home Loan Bank stock in connection with the maturity of $7.0 million in advances during the six months ended June 30, 2023.

Bank owned life insurance (“BOLI”) decreased by $1.1 million, or 4.3%, to $24.8 million at June 30, 2023 from $25.9 million at December 31, 2022 due to two death claims totaling $1.8 million on BOLI policies, partially offset by increases in the BOLI cash value.

Accrued interest receivable increased by $1.9 million, or 22.5%, to $10.5 million at June 30, 2023 from $8.6 million at December 31, 2022 due to an increase in the loan portfolio and three interest rate increases in 2023 that resulted in an increase in the interest rates on loans in our construction loan portfolio.

Foreclosed real estate was $1.5 million at June 30, 2023 and December 31, 2022.

Right of use assets — operating decreased by $257,000, or 11.1%, to $2.1 million at June 30, 2023 from $2.3 million at December 31, 2022, primarily due to amortization.

Other assets increased by $1.7 million, or 31.2%, to $7.0 million at June 30, 2023 from $5.3 million at December 31, 2022 due to an increase in tax assets of $2.0 million, partially offset by a decrease in suspense accounts of $320,000 and a decrease in prepaid expense of $6,000.

Total deposits increased by $193.9 million, or 17.3%, to $1.3 billion at June 30, 2023 from $1.1 billion at December 31, 2022. The increase was primarily due to an increase in certificates of deposit of $282.6 million, or 73.7%, partially offset by decreases in non-interest bearing demand deposits of $47.1 million, or 12.5%, savings account balances of $32.0 million, or 11.7%, and NOW/money market accounts of $9.8 million, or 11.1%.

Federal Home Loan Bank advances decreased by $7.0 million, or 33.3%, to $14.0 million at June 30, 2023 from $21.0 million at December 31, 2022 due to maturity of borrowings.

Advance payments by borrowers for taxes and insurance decreased by $216,000, or 9.1%, to $2.2 million at June 30, 2023 from $2.4 million at December 31, 2022 due primarily to real estate tax payments remitted by the Bank on behalf of borrowers.

Lease liability – operating decreased by $254,000, or 10.7%, to $2.1 million at June 30, 2023 from $2.4 million at December 31, 2022, primarily due to repayments.

Accounts payable and accrued expenses decreased by $3.3 million, or 22.3%, to $11.5 million at June 30, 2023 from $14.8 million at December 31, 2022 due primarily to a decrease in suspense account for loan closings of $2.7 million and a decrease in accrued bonus expense of $2.2 million for employees, partially offset by an increase in the allowance for credit losses for off-balance sheet commitments totaling $1.5 million.

The allowance for credit losses for off-balance sheet commitments was $1.5 million at June 30, 2023 due to a one-time credit of $1.6 million resulting from the adoption of CECL at January 1, 2023, partially offset by a credit loss expense reduction totaling $117,000 during the six months ended June 30, 2023.

Stockholders’ equity increased by $7.6 million, or 2.9% to $269.6 million at June 30, 2023, from $262.0 million at December 31, 2022. The increase in stockholders’ equity was due to net income of $22.3 million for the six months ended June 30, 2023, $865,000 in the amortization of restricted stock and stock options granted in connection with the 2022 Equity Incentive Plan, a reduction of $435,000 in unearned employee stock ownership plan shares coupled with an increase of $185,000 in earned employee stock ownership plan shares, and $15,000 in other comprehensive income, partially offset by stock repurchases totaling $14.3 million, dividends paid and declared of $1.7 million, and a one-time adjustment to retained earnings of $99,000 due to the adoption of CECL.

Net Interest Income

Net interest income totaled $24.0 million for the three months ended June 30, 2023, as compared to $13.5 million for the three months ended June 30, 2022. The increase in net interest income of $10.5 million, or 77.4%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and interest-bearing deposits, partially offset by a decrease in investment securities. The increase in interest income is also attributable to a rising interest rate environment due to the Federal Reserve’s interest rate increases in the past year.

The increase in market interest rates in the past year also caused an increase in our interest expense. As a result, the increase in interest expense for the three months ended June 30, 2023 was due to an increase in the cost of funds on our deposits, partially offset by a decrease in the cost of our borrowed money. The increase in interest expense was also due to an increase in the balances on our certificates of deposits and an increase in the balances on our savings and club deposits, offset by a decrease in the balances on our interest-bearing demand deposits and a decrease in the balances of our borrowed money.

Total interest and dividend income increased by $16.9 million, or 113.7%, to $31.7 million for the three months ended June 30, 2023 from $14.8 million for the three months ended June 30, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $273.6 million, or 23.2%, to $1.5 billion for the three months ended June 30, 2023 from $1.2 billion for the three months ended June 30, 2022 and an increase in the yield on interest earning assets by 370 basis points from 5.02% for the three months ended June 30, 2022 to 8.72% for the three months ended June 30, 2023.

Interest expense increased by $6.4 million, or 493.8%, to $7.7 million for the three months ended June 30, 2023 from $1.3 million for the three months ended June 30, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 248 basis points from 0.84% for the three months ended June 30, 2022 to 3.32% for the three months ended June 30, 2023 and an increase in average interest bearing liabilities of  $314.3 million, or 51.2%, to $928.0 million for the three months ended June 30, 2023 from $613.6 million for the three months ended June 30, 2022.

Net interest margin increased by 202 basis points, or 44.1%, during the three months ended June 30, 2023 to 6.60% compared to 4.58% during the three months ended June 30, 2022.

Net interest income totaled $46.9 million for the six months ended June 30, 2023 as compared to $25.5 million for the six months ended June 30, 2022. The increase in net interest income of $21.4 million, or 84.0%, was primarily due to an increase in interest income offset by an increase in interest expense.

The increase in interest income is attributable to increases in loans and investment securities, partially offset by a decrease in interest-bearing deposits. The increase in interest income is also attributable to a rising interest rate environment as a result of the Federal Reserve’s interest rate increases during 2023.

The increase in market interest rates in 2023 also caused an increase in our interest expense. As a result, the increase in interest expense for the six months ended June 30, 2023 was due to an increase in the cost of funds on our deposits, partially offset by a decrease in the cost of our borrowed money. The increase in interest expense was also due to an increase in the balances on our certificates of deposits and an increase in the balances of our savings and club deposits, offset by a decrease in the balances on our interest-bearing demand deposits, and a decrease in the balances of our borrowed money.

Total interest and dividend income increased by $32.1 million, or 114.2%, to $60.2 million for the six months ended June 30, 2023 from $28.1 million for the six months ended June 30, 2022. The increase in interest and dividend income was due to an increase in the average balance of interest earning assets of $240.5 million, or 20.5%, to $1.4 billion for the six months ended June 30, 2023 from $1.2 billion for the six months ended June 30, 2022 and an increase in the yield on interest earning assets by 372 basis points from 4.78% for the six months ended June 30, 2022 to 8.50% for the six months ended June 30, 2023.

Interest expense increased by $10.7 million, or 405.7%, to $13.4 million for the six months ended June 30, 2023 from $2.6 million for the six months ended June 30, 2022. The increase in interest expense was due to an increase in the cost of interest bearing liabilities by 220 basis points from 0.85% for the six months ended June 30, 2022 to 3.05% for the six months ended June 30, 2023, and an increase in average interest bearing liabilities of $253.4 million, or 40.6%, to $877.8 million for the six months ended June 30, 2023 from $624.4 million for the six months ended June 30, 2022.

Net interest margin increased by 229 basis points, or 52.9%, during the six months ended June 30, 2023 to 6.62% compared to 4.33% during the six months ended June 30, 2022.

Credit Loss Expense

The Company recorded credit loss expenses totaling $610,000 for the three months ended June 30, 2023 compared to no credit loss expense for the three months ended June 30, 2023. The credit loss expense of $610,000 for the three months ended June 30, 2023 was comprised of credit loss expense for loans of $528,000 and credit loss expense for off-balance sheet commitments of $83,000, partially offset by credit loss expense reduction for held-to-maturity investment securities of $1,000.

We charged-off $194,000 during the three months ended June 30, 2023 as compared to charge-offs of $7,000 during the three months ended June 30, 2022. The charge-offs of $194,000 during the three months ended June 30, 2023 comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party subsequent to June 30, 2023 at a loss of $159,000. The remaining charge-offs of $35,000 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $7,000 during the three months ended June 30, 2022 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the three months ended June 30, 2023 compared to recoveries of $146,000 during the three months ended June 30, 2022 from a previously charged-off loan secured by a multi-family property.

The Company recorded credit loss expenses totaling $611,000 for the six months ended June 30, 2023 compared to no credit loss expense for the six months ended June 30, 2022. The credit loss expense of $611,000 for the six months ended June 30, 2023 was comprised of credit loss expense for loans of $725,000 and credit loss expense for held-to-maturity investment securities of $3,000, partially offset by a credit loss expense reduction for off-balance sheet commitments of $117,000.

We charged-off $214,000 during the six months ended June 30, 2023 as compared to charge-offs of $17,000 during the six months ended June 30, 2022. The charge-offs of $214,000 during the six months ended June 30, 2023 comprised of a charge-off of $159,000 related to three performing construction loans on the same project whereby we sold the loans to a third-party subsequent to June 30, 2023 at a loss of $159,000. The remaining charge-offs of $55,000 were against various unpaid overdrafts in our demand deposit accounts. The charge-offs of $17,000 during the six months ended June 30, 2022 were against various unpaid overdrafts in our demand deposit accounts.

We recorded no recoveries from previously charged-off loans during the six months ended June 30, 2023 compared to recoveries of $242,000 during the six months ended June 30, 2022, which was comprised of $146,000 from a previously charged-off loan secured by a multi-family property, $53,000 from a previously charged-off loan secured by a non-residential property, and $43,000 regarding a previously charged-off loan secured by a mixed-use property.

Non-Interest Income

Non-interest income for the three months ended June 30, 2023 was $1.0 million compared to non-interest income of $536,000 for the three months ended June 30, 2022. The increase of $484,000, or 90.3%, in total non-interest income was primarily due to an increase of $403,000 in BOLI income, a decrease of $307,000 in unrealized loss on equity securities, and an increase of $7,000 in other non-interest income, partially offset by a decrease of $180,000 in other loan fees and service charges, a decrease of $46,000 in gain on sale of fixed assets, and a decrease of $7,000 in investment advisory fees.

The increase in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 in the three months ended June 30, 2023. The decrease in unrealized loss on equity was due to an unrealized loss of $123,000 on equity securities during the three months ended June 30, 2023 compared to an unrealized loss of $430,000 on equity securities during the three months ended June 30, 2022. The unrealized loss of $123,000 on equity securities during the three months ended June 30, 2023 was due to market interest rate volatility during the quarter ended June 30, 2023.

Non-interest income for the six months ended June 30, 2023 was $2.1 million compared to non-interest income of $594,000 for the six months ended June 30, 2022. The increase of $1.5 million, or 259.4%, in total non-interest income was primarily due to an increase of $1.2 million in unrealized gain (loss) on equity securities, an increase of $407,000 in BOLI income, an increase of $36,000 in other loan fees and service charges, and an increase of $6,000 in other non-interest income. These were partially offset by a decrease of $46,000 in gain on sale of fixed assets and a decrease of $28,000 in investment advisory fees.

The increase in BOLI income was primarily due to two death claims totaling $1.8 million on BOLI policies that resulted in additional BOLI income of $404,000 during the six months ended June 30, 2023. The increase in unrealized gain (loss) on equity was due to an unrealized gain of $102,000 on equity securities during the six months ended June 30, 2023 compared to an unrealized loss of $1.1 million on equity securities during the six months ended June 30, 2022. The unrealized gain of $102,000 on equity securities during the 2023 period was due to market interest rate volatility during the six months ended June 30, 2023.

Non-Interest Expense

Non-interest expense increased by $1.9 million, or 26.7%, to $8.9 million for the three months ended June 30, 2023 from $7.0 million for the three months ended June 30, 2022. The increase resulted primarily from increases of $1.2 million in salaries and employee benefits, $321,000 in other operating expense, $187,000 in advertising expense, $75,000 in outside data processing expense, $43,000 in occupancy expense, and $24,000 in equipment expense.

Non-interest expense increased by $2.8 million, or 20.0%, to $17.1 million for the six months ended June 30, 2023 from $14.2 million for the six months ended June 30, 2022. The increase resulted primarily from increases of $1.9 million in salaries and employee benefits, $435,000 in other operating expense, $183,000 in advertising expense, $154,000 in outside data processing expense, $108,000 in occupancy expense, and $38,000 in equipment expense, partially offset by a decrease of $11,000 in real estate owned expense.

Income Taxes

We recorded income tax expense of $4.5 million and $1.7 million for the three months ended June 30, 2023 and 2022, respectively. For the three months ended June 30, 2023, we had approximately $587,000 in tax exempt income, compared to approximately $185,000 in tax exempt income for the three months ended June 30, 2022. Our effective income tax rates were 28.7% and 23.7% for the three months ended June 30, 2023 and 2022, respectively.

We recorded income tax expense of $9.0 million and $2.8 million for the six months ended June 30, 2023 and 2022, respectively. For the six months ended June 30, 2023 and 2022, we had approximately $770,000 and $370,000, respectively, in tax exempt income. Our effective income tax rates were 28.7% and 23.6% for the six months ended June 30, 2023 and 2022, respectively.

Asset Quality

Non-performing assets totaled $5.8 million at June 30, 2023 compared to $1.5 million at December 31, 2022. At June 30, 2023, we had two non-performing construction loans totaling $4.4 million secured by the same project located in the Bronx, New York. We had no non-performing loans at December 31, 2022. The other non-performing assets consisted of one foreclosed property at June 30, 2023 and December 31, 2022. Our ratio of non-performing assets to total assets remained low at 0.36% at June 30, 2023 and at 0.10% at December 31, 2022.

The Company’s allowance for credit losses related to loans totaled $4.4 million, or 0.32% of total loans as of June 30, 2023, compared to $5.5 million, or 0.45% of total loans as of December 31, 2022. Based on a review of the loans that were in the loan portfolio at June 30, 2023, management believes that the allowance for credit losses related to loans is maintained at a level that represents its best estimate of inherent losses in the loan portfolio that were both probable and reasonably estimable.

In addition, the Company’s allowance for credit losses related to off-balance sheet commitments totaled $1.5 million and the allowance for credit losses related to held-to-maturity debt securities totaled $135,000 at June 30, 2023.

Capital

The Company’s total stockholders’ equity to assets ratio was 16.68% as of June 30, 2023. At June 30, 2023, the Company had the ability to borrow $32.6 million from the Federal Home Loan Bank of New York and $8.0 million from Atlantic Community Bankers Bank.

The Bank’s capital position remains strong relative to current regulatory requirements and the Bank is considered a well-capitalized institution under the Prompt Corrective Action framework. As of June 30, 2023, the Bank had a tier 1 leverage capital ratio of 15.75% and a total risk-based capital ratio of 13.99%.

The Company completed its first stock repurchase program on April 14, 2023 whereby the Company repurchased 1,637,794 shares, or 10%, of the Company’s issued and outstanding common stock. The cost of the stock repurchase program totaled $23.0 million, including commission cost and Federal excise taxes. Of the total shares repurchased, the Company repurchased 957,275 shares at a total cost of $13.7 million, including commission cost and Federal excise tax, during 2023.

The Company commenced its second stock repurchase program on May 30, 2023 whereby the Company will repurchase 1,509,218, or 10%, of the Company’s issued and outstanding common stock. The Company has repurchased 55,241 shares of the common stock at a cost of $755,000, including commission cost and Federal excise tax, at June 30, 2023.

About NorthEast Community Bancorp

NorthEast Community Bancorp, headquartered at 325 Hamilton Avenue, White Plains, New York 10601, is the holding company for NorthEast Community Bank, which conducts business through its eleven branch offices located in Bronx, New York, Orange, Rockland, and Sullivan Counties in New York and Essex, Middlesex, and Norfolk Counties in Massachusetts and three loan production offices located in New City, New York, White Plains, New York, and Danvers, Massachusetts. For more information about NorthEast Community Bancorp and NorthEast Community Bank, please visit www.necb.com.

Forward Looking Statement

This press release contains certain forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause actual results to differ materially from expected results include, but are not limited to, changes in market interest rates, regional and national economic conditions (including higher inflation and its impact on regional and national economic conditions), legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, decreases in deposit levels necessitating increased borrowing to fund loans and securities, competition, demand for financial services in NorthEast Community Bank’s market area, changes in the real estate market values in NorthEast Community Bank’s market area and changes in relevant accounting principles and guidelines. Additionally, other risks and uncertainties may be described in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission (the “SEC”), which are available through the SEC’s website located at www.sec.gov. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:	Kenneth A. Martinek
Chairman and Chief Executive Officer

PHONE:	(914) 684-2500

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Unaudited)

	June 30,	December 31,
	2023	2022
	(In thousands, except share
	and per share amounts)
ASSETS
Cash and amounts due from depository institutions	$14,345	$13,210
Interest-bearing deposits	105,530	82,098
Total cash and cash equivalents	119,875	95,308
Certificates of deposit	100	100
Equity securities	18,143	18,041
Securities available-for-sale, at fair value	-	1
Securities held-to-maturity ( net of allowance for credit losses of $135 )	15,777	26,395
Loans receivable	1,391,543	1,217,321
Deferred loan costs, net	243	372
Allowance for credit losses	(4,400)	(5,474)
Net loans	1,387,386	1,212,219
Premises and equipment, net	25,646	26,063
Investments in restricted stock, at cost	929	1,238
Bank owned life insurance	24,772	25,896
Accrued interest receivable	10,532	8,597
Goodwill	200	200
Real estate owned	1,456	1,456
Property held for investment	1,426	1,444
Right of Use Assets – Operating	2,055	2,312
Right of Use Assets – Financing	353	355
Other assets	7,002	5,338
Total assets	$1,615,652	$1,424,963
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Non-interest bearing	$329,236	$376,302
Interest bearing	986,580	745,653
Total deposits	1,315,816	1,121,955
Advance payments by borrowers for taxes and insurance	2,153	2,369
Federal Home Loan Bank advances	14,000	21,000
Lease Liability – Operating	2,109	2,363
Lease Liability – Financing	552	533
Accounts payable and accrued expenses	11,462	14,754
Total liabilities	1,346,092	1,162,974

Stockholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $0.01 par value; 75,000,000 shares authorized; 15,036,938 shares and 16,049,454 shares outstanding, respectively	150	161
Additional paid-in capital	123,054	136,434
Unearned Employee Stock Ownership Plan (“ESOP”) shares	(6,997)	(7,432)
Retained earnings	153,182	132,670
Accumulated other comprehensive gain	171	156
Total stockholders’ equity	269,560	261,989
Total liabilities and stockholders’ equity	$1,615,652	$1,424,963

NORTHEAST COMMUNITY BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
INTEREST INCOME:
Loans	$30,494	$14,412	$58,069	$27,473
Interest-earning deposits	219	249	452	304
Securities	1,001	177	1,705	335
Total Interest Income	31,714	14,838	60,226	28,112
INTEREST EXPENSE:
Deposits	7,609	1,160	13,161	2,337
Borrowings	78	127	190	288
Financing lease	9	9	19	19
Total Interest Expense	7,696	1,296	13,370	2,644
Net Interest Income	24,018	13,542	46,856	25,468
Credit loss expenses	610	—	611	—
Net Interest Income after Credit Loss Expense	23,408	13,542	46,245	25,468
NON-INTEREST INCOME:
Other loan fees and service charges	447	627	1,054	1,018
Gain on disposition of equipment	-	46	-	46
Earnings on bank owned life insurance	553	150	704	297
Investment advisory fees	113	120	229	257
Realized and unrealized gain (loss) on equity securities	(123)	(430)	102	(1,064)
Other	30	23	46	40
Total Non-Interest Income	1,020	536	2,135	594
NON-INTEREST EXPENSES:
Salaries and employee benefits	4,837	3,613	9,378	7,441
Occupancy expense	605	562	1,274	1,166
Equipment	300	276	604	566
Outside data processing	554	479	1,069	915
Advertising	238	51	288	105
Real estate owned expense	21	21	41	52
Other	2,326	2,005	4,417	3,982
Total Non-Interest Expenses	8,881	7,007	17,071	14,227
INCOME BEFORE PROVISION FOR INCOME TAXES	15,547	7,071	31,309	11,835
PROVISION FOR INCOME TAXES	4,460	1,678	8,978	2,797
NET INCOME	$11,087	$5,393	$22,331	$9,038

NORTHEAST COMMUNITY BANCORP, INC.

SELECTED CONSOLIDATED FINANCIAL DATA

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(In thousands, except per share amounts)
Per share data:
Earnings per share - basic	$0.75	$0.35	$1.56	$0.58
Earnings per share - diluted	0.75	0.35	1.56	0.58
Weighted average shares outstanding - basic	14,700	15,544	14,322	15,534
Weighted average shares outstanding - diluted	14,731	15,544	14,361	15,534
Performance ratios/data:
Return on average total assets	2.89%	1.72%	2.91%	1.45%
Return on average shareholders' equity	16.61%	8.42%	16.73%	7.09%
Net interest income	$24,018	$13,542	$46,856	$25,468
Net interest margin	6.60%	4.58%	6.62%	4.33%
Efficiency ratio	35.47%	49.77%	34.85%	54.59%
Net charge-off ratio	0.06%	(0.01)%	0.03%	(0.02)%

Loan portfolio composition:			June 30, 2023	December 31, 2022
One-to-four family			$5,351	$5,467
Multi-family			122,976	123,385
Mixed-use			28,890	21,902
Total residential real estate			157,217	150,754
Non-residential real estate			20,805	25,324
Construction			1,098,756	930,628
Commercial and industrial			114,035	110,069
Consumer			730	546
Gross loans			1,391,543	1,217,321
Deferred loan costs, net			243	372
Total loans			$1,391,786	$1,217,693
Asset quality data:
Loans past due over 90 days and still accruing			$-	$-
Non-accrual loans			4,353	-
OREO property			1,456	1,456
Total non-performing assets			$5,809	$1,456

Allowance for credit losses to total loans			0.32%	0.45%
Allowance for credit losses to non-performing loans			101.08%	NA
Non-performing loans to total loans			0.31%	0.00%
Non-performing assets to total assets			0.36%	0.10%

Bank's Regulatory Capital ratios:
Total capital to risk-weighted assets			13.99%	13.66%
Common equity tier 1 capital to risk-weighted assets			13.64%	13.33%
Tier 1 capital to risk-weighted assets			13.64%	13.33%
Tier 1 leverage ratio			15.75%	16.50%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)
Loan receivable gross	$1,341,597	$30,494	9.09%	$997,983	$14,412	5.78%
Securities	39,967	198	1.98%	42,641	160	1.50%
Federal Home Loan Bank stock	928	21	9.05%	1,239	17	5.49%
Other interest-earning assets	72,991	1,001	5.49%	139,978	249	0.71%
Total interest-earning assets	1,455,483	31,714	8.72%	1,181,841	14,838	5.02%
Allowance for loan losses	(4,070)			(5,333)
Non-interest-earning assets	83,521			77,693
Total assets	$1,534,934			$1,254,201

Interest-bearing demand deposit	$85,919	$483	2.25%	$115,097	$190	0.66%
Savings and club accounts	267,368	1,836	2.75%	214,840	354	0.66%
Certificates of deposit	560,702	5,290	3.77%	262,703	616	0.94%
Total interest-bearing deposits	913,989	7,609	3.33%	592,640	1,160	0.78%
Borrowed money	14,000	87	2.49%	21,000	136	2.59%
Total interest-bearing liabilities	927,989	7,696	3.32%	613,640	1,296	0.84%
Non-interest-bearing demand deposit	322,722			368,359
Other non-interest-bearing liabilities	17,224			16,108
Total liabilities	1,267,935			998,107
Equity	266,999			256,094
Total liabilities and equity	$1,534,934			$1,254,201

Net interest income / interest spread		$24,018	5.40%		$13,542	4.18%
Net interest rate margin			6.60%			4.58%
Net interest earning assets	$527,494			$568,201
Average interest-earning assets to interest-bearing liabilities	156.84%			192.60%

NORTHEAST COMMUNITY BANCORP, INC.

NET INTEREST MARGIN ANALYSIS

(Unaudited)

	Six Months Ended June 30, 2023			Six Months Ended June 30, 2022
	Average	Interest	Average	Average	Interest	Average
	Balance	and dividend	Yield	Balance	and dividend	Yield
	(In thousands, except yield/cost information)
Loan receivable gross	$1,305,922	$58,069	8.89%	$993,879	$27,473	5.53%
Securities	42,232	409	1.94%	40,128	301	1.50%
Federal Home Loan Bank stock	1,039	43	8.28%	1,361	34	5.00%
Other interest-earning assets	67,269	1,705	5.07%	140,582	304	0.43%
Total interest-earning assets	1,416,462	60,226	8.50%	1,175,950	28,112	4.78%
Allowance for loan losses	(4,760)			(5,308)
Non-interest-earning assets	82,217			76,927
Total assets	$1,493,919			$1,247,569

Interest-bearing demand deposit	$88,047	$911	2.07%	$116,228	$359	0.62%
Savings and club accounts	276,886	3,749	2.71%	209,080	681	0.65%
Certificates of deposit	496,338	8,501	3.43%	275,612	1,297	0.94%
Total interest-bearing deposits	861,271	13,161	3.06%	600,920	2,337	0.78%
Borrowed money	16,514	209	2.53%	23,514	307	2.61%
Total interest-bearing liabilities	877,785	13,370	3.05%	624,434	2,644	0.85%
Non-interest-bearing demand deposit	333,948			352,689
Other non-interest-bearing liabilities	16,208			15,352
Total liabilities	1,227,941			992,475
Equity	265,978			255,094
Total liabilities and equity	$1,493,919			$1,247,569

Net interest income / interest spread		$46,856	5.46%		$25,468	3.93%
Net interest rate margin			6.62%			4.33%
Net interest earning assets	$538,677			$551,516
Average interest-earning assets to interest-bearing liabilities	161.37%			188.32%